EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-177607) on Form S-8 of Xylem Inc. of our report dated June 26, 2012, relating to our audit of the financial statements and supplemental schedule of Xylem Retirement Savings Plan for Salaried Employees, which appears in this Annual Report on Form 11-K of Xylem Retirement Savings Plan for Salaried Employees for the period from October 31, 2011 (inception) to December 31, 2011.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

June 26, 2012